Exhibit 99.1

OSI Systems Reports Second Quarter Fiscal 2011 Financial Results

  Q2 Record Revenue (12% increase over prior year)
  Q2 FY 2011: Record Earnings Per Share
    GAAP of $0.47 (21% increase over prior year)
    Non-GAAP of $0.51 (24% increase over prior year)
  Company raises FY 2011 Revenue guidance to $650 million - $662 million (13% - 17% growth in the second half of FY 2011)
  Company raises FY 2011 Earnings guidance to $1.75 - $1.85 per share (26% - 33% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--January 25, 2011--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the second quarter ended December 31, 2010.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are extremely pleased with our second quarter financial results. Record revenues led to outstanding earnings and cash flow. With a strong backlog and a solid balance sheet, we believe we are well positioned for continued growth.”

The Company reported revenues of $169.3 million for the second quarter of fiscal 2011, an increase of 12% as compared to the same period a year ago. Net income for the second quarter of fiscal 2011 was $9.2 million, or $0.47 per diluted share, compared to net income of $7.0 million, or $0.39 per diluted share, for the second quarter of fiscal 2010.

For the six months ended December 31, 2010, the Company reported revenues of $297.7 million, an increase of 5% as compared to the same period a year ago. Net income for the six months ended December 31, 2010 was $12.6 million, or $0.65 per diluted share, compared to net income of $9.5 million, or $0.53 per diluted share, for the six months ended December 31, 2009.

Excluding the impact of restructuring and other charges, net income for the second quarter of fiscal 2011 would have been approximately $9.9 million or $0.51 per diluted share compared to a net income of $7.4 million or $0.41 per diluted share for the second quarter of fiscal 2010; and net income for the first half of fiscal 2011 would have been approximately $13.4 million or $0.70 per diluted share compared to a net income of $9.9 million or $0.56 per diluted share for the first half of fiscal 2010. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company.

As of December 31, 2010, the Company’s backlog was $293 million compared to $240 million as of June 30, 2010, an increase of 22%. During the three and six months ended December 31, 2010, the Company generated cash flow from operations of $9.9 million and $19.5 million, respectively.

Mr. Chopra continued, "Our Security division had another outstanding quarter as revenues increased 30% to a record $76.7 million. In addition, strong bookings continued during the second quarter resulting in a backlog of $191 million, an increase of 17% since the start of fiscal 2011. The backlog, combined with a robust pipeline, provides confidence in sustaining exceptional growth in our Security division.”

Mr. Chopra continued, “Our Healthcare division sales for the second quarter declined by 2%. In spite of the challenging market dynamics affecting top line growth, we achieved a second quarter operating margin of 10.2%. Our ability to maintain strong profitability is a result of an improved and flexible operating structure. We stand to achieve significant operating margin expansion as top line growth returns to the Healthcare segment."

Mr. Chopra concluded, “Our Optoelectronics and Manufacturing Division generated sales and operating income growth of 7% and 18%, respectively. These strong results reflect the profitability of a growing, diversified customer base.”

Alan Edrick, OSI System’s Executive Vice President and Chief Financial Officer, stated, "In addition to the strong operating results, during the second quarter we entered into a new, five-year $250 million credit facility that provides additional access to capital and enhanced features as compared with our prior credit facility. The new facility underscores the significant improvement in the Company's financial performance over the last several years and the strong support that we have from our lender syndicate. The new facility, combined with our solid balance sheet, positions us well to continue to implement our plan of growth to deliver value to OSI shareholders."

Fiscal Year 2011 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its annual revenue guidance to between $650 million - $662 million with growth in second half revenues of the fiscal year. In addition, the Company is raising its fiscal 2011 earnings guidance and expects earnings per diluted share to increase at a rate of 26% - 33% to between $1.75 to $1.85, excluding the impact of restructuring and other non-recurring charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the second quarter of fiscal 2011. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until February 7, 2011. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘88847525’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about future sales and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash or that strong sales by its Security division will continue to occur in the future. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2009	2010	2009	2010
Revenues	$150,621	$169,287	$284,382	$297,740
Cost of goods sold	94,256	109,264	183,550	190,819

Gross profit	56,365	60,023	100,832	106,921

Operating expenses:
Selling, general and administrative expenses	34,610	33,958	66,890	65,934
Research and development	10,353	11,842	18,342	21,073
Restructuring, and other charges	607	903	607	1,159

Total operating expenses	45,570	46,703	85,839	88,166

Income from operations	10,795	13,320	14,993	18,755
Interest expense and other, net	(784)	(506)	(1,389)	(1,096)

Income before income taxes	10,011	12,814	13,604	17,659
Provision for income taxes	3,059	3,596	4,142	5,049

Net income	$6,952	$9,218	$9,462	$12,610

Diluted earnings per share	$0.39	$0.47	$0.53	$0.65

Weighted average shares outstanding - diluted	18,014	19,475	17,906	19,289

CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2010
Assets
Cash and cash equivalents	$51,989	$35,323
Accounts receivable, net	132,728	128,376
Inventories	125,930	155,115
Other current assets	38,554	38,404
Total current assets	349,201	357,218
Non-current assets	163,913	173,076
Total Assets	$513,114	$530,294

Liabilities and Stockholders' Equity
Current portion of long-term debt	$12,743	$754
Accounts payable and accrued expenses	63,945	88,378
Other current liabilities	67,906	60,974
Total current liabilities	144,594	150,106
Long-term debt	23,366	2,775
Other long-term liabilities	31,444	35,387
Total liabilities	199,404	188,268

Total shareholders’ equity	313,710	342,026

Total Liabilities and Equity	$513,114	$530,294

Segment Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2010	2009	2010
Revenues – by Segment Group:
Security Group	$59,092	$76,703	$106,427	$127,800
Healthcare Group	57,048	55,799	104,010	101,723
Optoelectronics and Manufacturing Group including intersegment revenues	43,663	47,682	89,454	89,593
Intersegment revenues elimination	(9,182)	(10,897)	(15,509)	(21,376)
Total	$150,621	$169,287	$284,382	$297,740

Operating income (loss) – by Segment Group:
Security Group	$4,134	$7,004	$6,102	$9,115
Healthcare Group	5,808	5,664	7,303	8,262
Optoelectronics and Manufacturing Group	3,257	4,270	6,718	7,691
Corporate	(2,689)	(3,072)	(5,969)	(5,248)
Eliminations	285	(546)	839	(1,065)
Total	$10,795	$13,320	$14,993	$18,755

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(Unaudited)

	For the Three Months Ended December 31,				For the Six Months Ended December 31,
	2009		2010		2009		2010
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$6,952	$0.39	$9,218	$0.47	$9,462	$0.53	$12,610	$0.65

Restructuring and other charges, net of tax	422	0.02	650	0.04	422	0.03	828	0.05

Non-GAAP basis	$7,374	$0.41	$9,868	$0.51	$9,884	$0.56	$13,438	$0.70

CONTACT:
OSI Systems Inc
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com